Exhibit 99.1

InfraREIT, Inc. 1900 North Akard Street Dallas, TX 75201

PRESS RELEASE

InfraREIT Reports Fourth Quarter and Full Year 2018 Results

DALLAS, TEXAS, Feb. 27, 2019—InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT” or the “Company”) today reported financial results for the fourth quarter and full year of 2018.

For the fourth quarter of 2018, InfraREIT reported the following financial highlights:

•	Net income was $23.7 million
•	Net income attributable to InfraREIT, Inc. common stockholders per share (“EPS”) was $0.39 per share
•	Non-GAAP earnings per share (“Non-GAAP EPS”) was $0.49 per share
•	Funds from operations (“FFO”) was $35.9 million and FFO on an adjusted basis (“AFFO”) was $41.9 million
•	Quarterly dividend declared of $0.25 per share of common stock, $1.00 per share annualized

Transaction Update:

•

On February 7, 2019, InfraREIT’s stockholders voted to adopt the Agreement and Plan of Merger dated October 18, 2018 (“Merger Agreement”), at a Special Meeting of Stockholders.  The Merger Agreement includes the acquisition of InfraREIT by affiliates of Oncor Electric Delivery Company LLC, and other related transactions. The Company previously was granted early termination of the waiting period required with respect to the transactions under the Hart-Scott-Rodino Act (“HSR Act”) and has obtained the lender consents required under the Merger Agreement. The transactions remain subject to the approval of the Public Utility Commission of Texas (“PUCT”), Federal Energy Regulatory Commission (“FERC”) and the Committee on Foreign Investment in the United States (“CFIUS”), as well as other customary closing conditions.

•

Upon completion of the merger, each share of the Company's common stock issued and outstanding (other than certain shares of common stock specified in the Merger Agreement) will be converted into the right to receive $21.00 in cash, without interest, and subject to deduction for any required withholding taxes.  Subject to required regulatory approvals, the transaction is expected to close by mid-2019.

Guidance:

•	Expect to maintain the Company’s quarterly cash dividend of $0.25 per share, through the transaction close
•	InfraREIT expects to maintain its real estate investment trust (“REIT”) status through the transaction close
•	Footprint capital expenditures range of $30 million to $70 million for the period of 2019 through 2020

“On February 7, 2019, the Company achieved a significant milestone as our stockholders voted overwhelmingly in favor of the Merger Agreement.  The stockholder approval is an important step in the process of completing the transaction,” said David A. Campbell, Chief Executive Officer of InfraREIT.  “The transaction remains subject to regulatory approval, and we are working closely with key parties to advance the approval process at the Public Utility Commission of Texas.  We continue to believe that our transaction is the best path forward for all stakeholders,” added Campbell.

Fourth Quarter 2018 Results

Lease revenue was $57.9 million for the three months ended December 31, 2018, compared to $58.7 million for the same period in 2017.  For the fourth quarter of 2018, base rent contributed $49.4 million and percentage rent contributed $8.5 million, compared to $42.9 million of base rent and $15.8 million of percentage rent for the fourth quarter of 2017.  When compared to 2017, 2018 base rent represents a higher proportion, and percentage rent represents a lower proportion, of total lease revenue as a result of the Permian lease renewal and the assets acquired in the asset exchange transaction completed during the fourth quarter of 2017 (“2017 Asset Exchange Transaction”), which were added to the CREZ lease, which have only base rent and not a percentage rent component.  This change in revenue allocation also results in an intra-year timing shift for revenue recognition since base rent, which was a higher proportion of total revenue in 2018 relative to 2017, is recognized on a straight-line basis and percentage rent is recognized only after Sharyland Utilities, L.P.’s (“Sharyland”) revenue exceeds the annual specified breakpoint, which usually occurs in the third and fourth quarters of each year.  Additionally, 2018 percentage rent was impacted due to Sharyland’s reduction in its wholesale transmission service rates during the first quarter of 2018 to reflect an income tax allowance at the 21 percent corporate federal income tax rate. This reduction in rates has contributed to a reduction in Sharyland’s revenues during 2018 as compared to 2017.

Net income was $23.7 million in the fourth quarter of 2018, compared to a net loss of $25.3 million in the fourth quarter of 2017.  Net income attributable to InfraREIT, Inc. common stockholders was $0.39 per share during the fourth quarter of 2018 compared to $(0.42) per share during the same period in 2017.  The increase in net income of $49.0 million between the two periods was mainly attributable to the non-cash $55.8 million Tax Cuts and Jobs Act regulatory adjustment in 2017.  The $55.8 million increase was partially offset by a net decrease of $6.8 million which is comprised of an $0.8 million decrease in lease revenue, $5.7 million increase in general and administrative expense, $0.4 million decrease in other income, net and the $0.3 million gain on the 2017 Asset Exchange Transaction partially offset by a $0.2 million decrease in interest expense, net. The increase in general and administrative expense was mainly due to a $5.5 million increase in transaction costs and $0.3 million loss on distribution inventory partially offset by a decrease of $0.2 million in management fees. The increase in transaction costs represents the difference between the $6.3 million of professional services fees the Company incurred in the fourth quarter of 2018 related to the pending sale of InfraREIT and the $0.8 million of professional services fees it incurred in the fourth quarter of 2017 related to the 2017 Asset Exchange Transaction.

Non-GAAP EPS was $0.49 per share for the fourth quarter of 2018 compared to $0.50 per share for the fourth quarter of 2017.  The decrease in Non-GAAP EPS resulted from a decrease in lease revenue of $0.8 million, a decrease of $0.4 million in other income, net and a $0.2 million increase in general and administrative expense partially offset by a $0.4 million base rent adjustment and a decrease of $0.2 million in interest expense, net.  The increase in general and administrative expense excludes $6.3 million of professional services fees related to the pending sale of InfraREIT in the fourth quarter of 2018 and $0.8 million of professional services fees related to the 2017 Asset Exchange Transaction during the fourth quarter of 2017.

FFO was $35.9 million for the fourth quarter of 2018, compared to $(13.1) million for the same period in 2017, representing an increase of $49.0 million.  The increase in FFO between the two periods was due to the non-cash reduction to revenue of $55.8 million from the Tax Cuts and Jobs Act regulatory adjustment recorded in 2017 partially offset by a $5.7 million increase in general and administrative expense.  For the fourth quarter of 2018, AFFO was $41.9 million, compared to $42.1 million for the same period in 2017.

2018 Performance

Lease revenue increased 5 percent to $200.4 million for the year ended December 31, 2018, compared to $190.3 million in 2017.  Base rent contributed $191.3 million and percentage rent contributed $9.1 million for 2018, compared to base rent of $165.2 million and percentage rent of $25.1 million for 2017.  The increase in lease revenue was driven by the change in the allocation of the total rent components between base and percentage rent and additional assets under lease.

Net income was $85.2 million for the year ended December 31, 2018, compared to net income of $17.1 million in 2017.  Net income attributable to InfraREIT, Inc. common stockholders was $1.40 per share for 2018 compared to $0.28 per share for 2017.  The $68.1 million increase in net income is mainly attributable to the non-cash $55.8 million Tax Cuts and Jobs Act regulatory adjustment in 2017.  The remaining $12.3 million increase is a result of a $10.1 million increase in lease revenue, $5.6 million benefit from the Texas franchise tax settlement, $3.4 million decrease in depreciation expense and $0.4 million increase in other income, net partially offset by the $5.6 million increase in general and administrative expense and $1.4 million increase in interest expense, net.  The increase in general and administrative expense was mainly due to a $4.4 million increase in transaction costs, a $1.2 million professional services fee associated with the settlement of the Company’s Texas franchise taxes, $0.5 million for the review of the Company’s structure (“De-REIT Alternatives”), $0.3 million loss on distribution inventory and $0.2 million for the evaluation of the Tax Cuts and Jobs Act (“TCJA”) partially offset by a $0.5 million decrease in regulatory expenses and $0.4 million decrease in management fees.  The increase in transaction costs represents the difference between the $9.1 million of professional services fees the Company incurred in 2018 compared to $4.7 million in 2017.  The $4.4 million increase in transaction costs represents $8.9 million of fees related to the pending sale of InfraREIT incurred during the second half of 2018 and $0.2 million of fees related to the 2017 Asset Exchange Transaction incurred in the first quarter of 2018 partially offset by $4.7 million of fees related to the 2017 Asset Exchange Transaction incurred in 2017.

Non-GAAP EPS was $1.42 per share for 2018 compared to $1.26 per share for 2017, representing an increase of 13 percent.  The drivers of growth in Non-GAAP EPS were due to an increase in lease revenue of $10.1 million, an increase of $0.4 million in other income, net and a $3.4 million decrease in depreciation expense partially offset by a $2.8 million base rent adjustment reduction and an increase of $1.4 million in interest expense, net.  The change in general and administrative expense was flat between the two periods when the following items are excluded: professional services fees of $1.2 million associated with the settlement of the Company’s Texas franchise taxes, $8.9 million of professional services fees related to the pending sale of InfraREIT and $0.2 million related to the 2017 Asset Exchange Transaction during 2018 and $4.7 million of professional services fees related to the 2017 Asset Exchange Transaction during 2017. Non-GAAP EPS of $1.42 per share in 2018 exceeded the Company’s guidance range of $1.35 to $1.40 per share primarily due to lower than expected interest expense, higher than expected allowance for funds used during construction (“AFUDC”) on other funds and lower recurring general and administrative expense partially offset by expenses associated with the Company’s De-REIT Alternatives.

FFO was $133.0 million for the year ended December 31, 2018, compared to $68.3 million in 2017, representing an increase of $64.7 million.  The increase in FFO between the two periods was due to the non-cash reduction to revenue of $55.8 million from the Tax Cuts and Jobs Act regulatory adjustment recorded in 2017, $10.1 million increase in lease revenue, $5.6 million benefit from the Texas franchise tax settlement partially offset by a $5.6 million increase in general and administrative expense.  For the full year of 2018, AFFO was $132.8 million, compared to $126.9 million in 2017, representing an increase of 4 percent.

Liquidity and Capital Resources

As of December 31, 2018, the Company had $1.8 million of unrestricted cash and cash equivalents and $212.5 million of unused capacity under its revolving credit facilities.

Outlook and Guidance

InfraREIT expects to maintain the Company’s current quarterly cash dividend of $0.25 per share through the transaction close, including a pro-rated dividend for any partial quarter prior to closing.  Additionally, InfraREIT will maintain its REIT status through the transaction close.

The Company estimates footprint capital expenditures in the following ranges over the next two years: $20 million to $35 million for 2019 and $10 million to $35 million for 2020.

The Company’s consolidated debt profile continues to target debt as a percentage of total capitalization at or below 60 percent and AFFO-to-debt of at least 12 percent.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items.

Pending Sale of InfraREIT - Transaction Details

Asset Exchange:

As a condition to the closing of the sale to Oncor, Sharyland Distribution & Transmission Services, L.L.C. (“SDTS”) will exchange its South Texas assets for Sharyland’s Golden Spread Electric Cooperative interconnection (“Golden Spread Project”) and other related assets.  The difference between the net book value of the exchanged assets will be paid in cash at closing.  Following the asset exchange, Sharyland will operate as an independent utility in South Texas. Additionally, SDTS and Sharyland have agreed to terminate their existing leases in connection with the asset exchange.

Oncor Merger:

After the completion of the asset exchange transaction with Sharyland, Oncor will acquire InfraREIT for $21.00 per share in cash.  Upon the close of the transaction, Oncor will own and operate all of SDTS’s post-asset exchange assets, including the Golden Spread Project and Lubbock Power & Light interconnection.  Oncor plans to fund its acquisition of InfraREIT with capital contributions from its owners Sempra Energy and Texas Transmission Investment LLC.

The asset exchange and Oncor merger are mutually dependent on one another, and neither will become effective without the closing of the other.

Arrangements with Hunt:

InfraREIT is externally managed by Hunt Utility Services, LLC (“Hunt Manager”) under its management agreement, which will be terminated upon the closing of the transactions.  Under the management agreement, Hunt Manager is entitled to the payment of a termination fee upon the termination or non-renewal of the management agreement.  The termination of the management agreement automatically triggers the termination of the development agreement between InfraREIT and Hunt.  InfraREIT has agreed to pay Hunt approximately $40.5 million at the closing of the transactions to terminate the management agreement, development agreement, leases with Sharyland, and all other existing agreements between InfraREIT or its subsidiaries with Hunt, Sharyland or their affiliates.  That amount is consistent with the termination fee that is contractually required under the management agreement.

Agreements among Hunt, Oncor and Sempra Energy:

Concurrently with the execution of the merger agreement and the asset exchange agreement, Sharyland and Sempra Energy entered into an agreement in which Sempra Energy will purchase a 50 percent limited partnership interest in Sharyland Holdings LP (“Sharyland Holdings”), which will own a 100 percent interest in Sharyland.  The closing of Sempra Energy’s purchase is a requirement of the asset exchange agreement between SDTS and Sharyland.  Additionally, under a separate agreement with Sharyland, Oncor has agreed to operate and maintain all of Sharyland’s assets following the closing of the transactions.

Transaction Approvals and Closing Conditions:

The closing of the transactions is dependent upon and will be subject to several closing conditions, including:

•	PUCT approval of the transactions, including:
o	Exchange of assets with Sharyland;
o	Acquisition of InfraREIT by Oncor; and
o	Sempra Energy’s 50 percent ownership of Sharyland Holdings;
•	Other necessary regulatory approvals, including FERC approval, the expiration or termination of the waiting period under the HSR Act and CFIUS clearance;
•	Stockholder approval;
•	Certain lenders consents; and
•	Other customary closing conditions.

The early termination of the 30-day waiting period required by the HSR Act was received on December 14, 2018. On December 21, 2018, certain of the Company’s subsidiaries entered into amendments that, effective as of the closing, will satisfy the closing condition with respect to the lender consents. Additionally, a special meeting of InfraREIT’s stockholders was held on February 7, 2019, at which time the stockholders voted to approve the transactions.

In accordance with the definitive agreements, SDTS, Sharyland and Oncor filed a Sale-Transfer-Merger application (“STM”) with the PUCT on November 30, 2018, and a hearing on the merits is scheduled for April 10-12, 2019. The 180-day deadline for the STM is May 29, 2019, although the PUCT is permitted to extend that deadline for an additional 60 days if necessary.

Subject to obtaining the required regulatory approvals, the transactions are expected to close by mid-2019.  Additional information related to the transactions can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) and other documents on the SEC’s Web site, www.sec.gov.

Dividends and Distributions

On February 26, 2019, InfraREIT’s Board of Directors declared cash distributions and dividends of $0.25 per unit and share, respectively, to unitholders and stockholders of record on March 29, 2019, which are payable on April 18, 2019.

On December 7, 2018, InfraREIT’s Board of Directors declared cash distributions and dividends of $0.25 per unit and share, respectively, to unitholders and stockholders of record on December 31, 2018, which were paid on January 17, 2019.

Hunt Project Quarterly Updates

InfraREIT’s quarterly “Hunt Project Updates” can be found on the Company’s Web site (www.InfraREITInc.com) under the “Hunt Transmission-Our Developer” and “Investor Relations” sections posted on the Company’s Web site.

Availability of Annual Report on Form 10-K

InfraREIT has filed its Annual Report on Form 10-K for the year ended December 31, 2018 with the SEC. A copy of the Annual Report is available in the Investor Relations section of the Company’s Web site at www.InfraREITInc.com or on the SEC’s Web site at www.sec.gov. InfraREIT stockholders may also obtain a hard copy of the Annual Report on Form 10-K (including complete audited financial statements) free of charge by contacting the Company’s corporate secretary at the following address: InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted principles in the United States of America (“GAAP”). In particular, InfraREIT uses Non-GAAP EPS, FFO and AFFO as important supplemental measures of the Company’s operating performance.  The Company presents non-GAAP performance measures because management believes they help investors understand InfraREIT’s business, performance and ability to earn and distribute cash to its stockholders by providing perspectives not immediately apparent from net income. Reporting on these measures in InfraREIT’s public disclosures also ensures that this information is available to all of InfraREIT’s investors.  The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

InfraREIT offers these measures to assist users in assessing the Company’s operating performance under GAAP, but these measures are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measures determined in accordance with GAAP, nor are they indicative of funds available to fund the Company’s cash needs, including capital expenditures, make payments on the Company’s indebtedness or make distributions.  In addition, InfraREIT’s method of calculating these measures may be different from methods used by other companies and, accordingly, may not be comparable to similar measures as calculated by other companies.  Investors should not rely on these measures as a substitute for any GAAP measure, including net income, cash flows from operating activities or revenues.  Reconciliations of these measures to their most directly comparable GAAP measures are included in the Schedules to this press release.

About InfraREIT, Inc.

InfraREIT is engaged in owning and leasing rate-regulated electric transmission assets in the state of Texas and is structured as a real estate investment trust. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas, and managed by the Ray L. Hunt family). The Company’s shares are traded on the New York Stock Exchange under the symbol “HIFR.” Additional information on InfraREIT is available at www.InfraREITInc.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws.  These statements give the current expectations of the Company’s management.  Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements.  Without limiting the generality of the foregoing, forward-looking statements contained in this release include the Company’s expectations regarding anticipated financial and operational performance, including projected or forecasted capital expenditures, distributions to stockholders, AFFO-to-debt ratios, capitalization matters and other forecasted metrics as well as the consummation of the transactions described herein.

Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties.  Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among other things, (a) the following risks inherent in the transactions (in addition to others described elsewhere in this document and in the Company’s filings with the SEC): (1) failure to obtain regulatory approval necessary to consummate the transactions or to obtain regulatory approvals on favorable terms and (2) delays in consummating the transactions or the failure to consummate the transactions and (b) other risks and uncertainties disclosed in the Company’s filings with the SEC, including, among others, the following (1) decisions by regulators or changes in governmental policies or regulations with respect to the Company’s organizational structure, lease arrangements, capitalization, acquisitions and dispositions of assets, recovery of investments, the Company’s authorized rate of return and other regulatory parameters; (2) the Company’s current reliance on its tenant for all of its revenues and, as a result, its dependency on the tenant’s solvency and financial and operating performance; (3) the amount of available investment to grow the Company’s rate base; (4) cyber breaches and weather conditions or other natural phenomena; (5) the Company’s ability to negotiate future rent payments or to renew leases with its tenant; (6) insufficient cash available to meet distribution requirements; and (7) the effects of existing and future tax and other laws and governmental regulations.

Because the Company’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual results could be materially different and any or all of the Company’s forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions the Company might make or by known or unknown risk and uncertainties.  Many factors mentioned in this release and in the Company’s annual and quarterly reports will be important in determining future results. Consequently, the Company cannot assure you that the Company’s expectations or forecasts expressed in such forward-looking statements will be achieved.

InfraREIT, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Revenue
Base rent	$49,446	$42,882	$191,319	$165,264
Percentage rent	8,499	15,795	9,035	25,077
Total lease revenue	57,945	58,677	200,354	190,341
Tax Cuts and Jobs Act regulatory adjustment	—	(55,779)	—	(55,779)
Net revenues	57,945	2,898	200,354	134,562
Operating costs and expenses
General and administrative expense	11,459	5,823	30,965	25,388
Depreciation	12,181	12,210	47,813	51,207
Gain on 2017 Asset Exchange Transaction	—	(257)	—	(257)
Total operating costs and expenses	23,640	17,776	78,778	76,338
Income (loss) from operations	34,305	(14,878)	121,576	58,224
Other (expense) income
Interest expense, net	(10,258)	(10,475)	(42,122)	(40,671)
Other income, net	3	367	1,117	718
Total other expense	(10,255)	(10,108)	(41,005)	(39,953)
Income (loss) before income taxes	24,050	(24,986)	80,571	18,271
Income tax expense (benefit)	304	345	(4,581)	1,218
Net income (loss)	23,746	(25,331)	85,152	17,053
Less: Net income (loss) attributable to noncontrolling interest	6,545	(7,046)	23,482	4,751
Net income (loss) attributable to InfraREIT, Inc.	$17,201	$(18,285)	$61,670	$12,302
Net income (loss) attributable to InfraREIT, Inc. common stockholders per share:
Basic	$0.39	$(0.42)	$1.40	$0.28
Diluted	$0.39	$(0.42)	$1.40	$0.28
Cash dividends declared per common share	$0.25	$0.25	$1.00	$1.00
Weighted average common shares outstanding (basic shares)	43,964	43,797	43,930	43,783
Redemption of operating partnership units	—	—	—	—
Weighted average dilutive shares outstanding (diluted shares)	43,964	43,797	43,930	43,783
Due to the anti-dilutive effect, the computation of diluted earnings per share does not reflect the following adjustments:
Net income (loss) attributable to noncontrolling interest	$6,545	$(7,046)	$23,482	$4,751
Redemption of operating partnership units	16,740	16,878	16,774	16,892

InfraREIT, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2018	2017
Assets
Current Assets
Cash and cash equivalents	$1,808	$2,867
Restricted cash	1,689	1,683
Due from affiliates	38,174	35,172
Inventory	6,903	6,759
Prepaids and other current assets	1,077	2,460
Total current assets	49,651	48,941
Electric Plant, net	1,811,317	1,772,229
Goodwill	138,384	138,384
Other Assets	31,678	34,314
Total Assets	$2,031,030	$1,993,868
Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$19,657	$21,230
Short-term borrowings	112,500	41,000
Current portion of long-term debt	8,792	68,305
Dividends and distributions payable	15,176	15,169
Accrued taxes	1,052	5,633
Total current liabilities	157,177	151,337
Long-Term Debt, Less Deferred Financing Costs	832,455	841,215
Regulatory Liabilities	115,532	100,458
Total liabilities	1,105,164	1,093,010
Commitments and Contingencies
Equity
Common stock, $0.01 par value; 450,000,000 shares authorized; 43,974,998 and 43,796,915 issued and outstanding as of December 31, 2018 and 2017, respectively	440	438
Additional paid-in capital	708,283	706,357
Accumulated deficit	(32,022)	(49,728)
Total InfraREIT, Inc. equity	676,701	657,067
Noncontrolling interest	249,165	243,791
Total equity	925,866	900,858
Total Liabilities and Equity	$2,031,030	$1,993,868

InfraREIT, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities
Net income	$85,152	$17,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	47,813	51,207
Amortization of deferred financing costs	2,971	4,173
Allowance for funds used during construction - other funds	(1,094)	(681)
Tax Cuts and Jobs Act regulatory adjustment	—	55,779
Gain on asset exchange transaction	—	(257)
Loss on inventory disposition	316	—
Equity based compensation	560	570
Changes in assets and liabilities:
Due from affiliates	(3,149)	(2,618)
Inventory	(460)	479
Prepaids and other current assets	(102)	(102)
Accounts payable and accrued liabilities	(7,037)	(8,021)
Net cash provided by operating activities	124,970	117,582
Cash flows from investing activities
Additions to electric plant	(69,850)	(184,435)
Proceeds from asset exchange transaction	1,632	17,935
Net cash used in investing activities	(68,218)	(166,500)
Cash flows from financing activities
Proceeds from short-term borrowings	162,500	138,500
Repayments of short-term borrowings	(91,000)	(235,000)
Proceeds from borrowings of long-term debt	—	200,000
Repayments of long-term debt	(68,305)	(7,849)
Deferred financing costs	(303)	(809)
Dividends and distributions paid	(60,697)	(60,668)
Net cash (used in) provided by financing activities	(57,805)	34,174
Net decrease in cash, cash equivalents and restricted cash	(1,053)	(14,744)
Cash, cash equivalents and restricted cash at beginning of year	4,550	19,294
Cash, cash equivalents and restricted cash at end of year	$3,497	$4,550

Schedule 1

InfraREIT, Inc.

Explanation and Reconciliation of Non-GAAP EPS

Non-GAAP EPS

InfraREIT defines non-GAAP net income as net income (loss) adjusted in a manner the Company believes is appropriate to show its core operational performance, which includes (a) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP; (b) adding back the TCJA regulatory adjustment related to the enactment of the TCJA reducing the corporate federal income tax rate from 35 percent to 21 percent; (c) adding back the transaction costs related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland; (d) adding back the transaction costs related to the 2017 Asset Exchange Transaction; (e) adding back the professional services fee related to the franchise tax settlement with the state of Texas; (f) removing the effect of the Texas franchise tax settlement; and (g) removing the effect of the gain on the 2017 Asset Exchange Transaction.  The Company defines Non-GAAP EPS as non-GAAP net income (loss) divided by the weighted average shares outstanding calculated in the manner described in the footnotes below.

The following tables set forth a reconciliation of net income attributable to InfraREIT, Inc. per diluted share to Non-GAAP EPS:

	Three Months Ended December 31, 2018		Three Months Ended December 31, 2017
(In thousands, except per share amounts, unaudited)	Amount	Per Share (8)	Amount	Per Share (10)
Net income (loss) attributable to InfraREIT, Inc.	$17,201	$0.39	$(18,285)	$(0.42)
Net income (loss) attributable to noncontrolling interest	6,545	0.39	(7,046)	(0.42)
Net income (loss)	23,746	0.39	(25,331)	(0.42)
Base rent adjustment (1)	(276)	—	(663)	(0.01)
Tax Cuts and Jobs Act regulatory adjustment (2)	—	—	55,779	0.92
Transaction costs associated with pending sale of InfraREIT, Inc. (3)	6,251	0.10	—	—
2017 Asset Exchange Transaction costs (4)	—	—	767	0.01
Texas franchise tax professional services fee (5)	—	—	—	—
Texas franchise tax settlement (6)	—	—	—	—
Gain on 2017 Asset Exchange Transaction (7)	—	—	(257)	—
Non-GAAP net income	$29,721	$0.49	$30,295	$0.50

	Year Ended December 31, 2018		Year Ended December 31, 2017
(In thousands, except per share amounts, unaudited)	Amount	Per Share (9)	Amount	Per Share (10)
Net income attributable to InfraREIT, Inc.	$61,670	$1.40	$12,302	$0.28
Net income attributable to noncontrolling interest	23,482	1.40	4,751	0.28
Net income	85,152	1.40	17,053	0.28
Base rent adjustment (1)	(3,676)	(0.06)	(843)	(0.02)
Tax Cuts and Jobs Act regulatory adjustment (2)	—	—	55,779	0.92
Transaction costs associated with pending sale of InfraREIT, Inc. (3)	8,866	0.15	—	—
2017 Asset Exchange Transaction costs (4)	151	—	4,676	0.08
Texas franchise tax professional services fee (5)	1,196	0.02	—	—
Texas franchise tax settlement (6)	(5,633)	(0.09)	—	—
Gain on 2017 Asset Exchange Transaction (7)	—	—	(257)	—
Non-GAAP net income	$86,056	$1.42	$76,408	$1.26

(1)

This adjustment relates to the difference between the timing of cash base rent payments made under the Company’s leases and when the Company recognizes base rent revenue under GAAP.  The Company recognizes base rent on a straight-line basis over the applicable term of the lease commencing when the related assets are placed in service, which is frequently different than the period in which the cash base rent becomes due.

(2)

This adjustment relates to the establishment of the regulatory liability related to the excess ADFIT as a result of the enactment of the TCJA reducing the corporate federal income tax rate from 35 percent to 21 percent.

(3)	This adjustment reflects the transaction costs related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland as these are not typical operational costs.

(4)

This adjustment reflects the transaction costs related to the 2017 Asset Exchange Transaction. These costs are exclusive of the Company’s routine business operations or typical rate case costs and have been excluded to present additional insights on InfraREIT’s core operations.

(5)

This adjustment reflects the professional services fee paid by the Company related to the Texas franchise tax settlement.  These costs are exclusive of the Company’s routine business operations and have been excluded to present additional insights on InfraREIT’s core operations.

(6)

This adjustment relates to the potential taxes and associated accrued interest and penalties that were removed from the Company’s Consolidated Balance Sheets and recognized as an income tax benefit on the Consolidated Statements of Operations as a result of the franchise tax settlement with the state of Texas.  This adjustment is not typical of the Company’s business operations and has been excluded to provide additional insights into InfraREIT’s core operations.

(7)	This adjustment reflects the gain associated with the inventory that was sold in the 2017 Asset Exchange Transaction. The gain has been excluded as it is not part of the Company’s core operations.
(8)

The weighted average common shares outstanding of 44.0 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share.  The weighted average redeemable partnership units outstanding of 16.7 million was used to calculate net income attributable to noncontrolling interest per share.  The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

(9)

The weighted average common shares outstanding of 43.9 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share.  The weighted average redeemable partnership units outstanding of 16.8 million was used to calculate net income attributable to noncontrolling interest per share.  The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

(10)

The weighted average common shares outstanding of 43.8 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share.  The weighted average redeemable partnership units outstanding of 16.9 million was used to calculate net income attributable to noncontrolling interest per share.  The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

Schedule 2

InfraREIT, Inc.

Explanation and Reconciliation of FFO and AFFO

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to the Company’s consolidated financial statements, which is the basis for the FFO presented in this press release and the reconciliations below, results in FFO representing net income (loss) before depreciation, impairment of assets and gain (loss) on sale of assets. FFO does not represent cash generated from operations as defined by GAAP and it is not indicative of cash available to fund all cash needs, including distributions.

AFFO is defined as FFO adjusted in a manner the Company believes is appropriate to show its core operational performance, including: (a) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP; (b) adjusting for other income (expense), net; (c) adding back the TCJA regulatory adjustment related to the enactment of the TCJA reducing the corporate federal income tax rate from 35 percent to 21 percent; (d) adding back the transaction costs related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland; (e) adding back the transaction costs related to the 2017 Asset Exchange Transaction; (f) adding back the professional services fee related to the franchise tax settlement with the state of Texas; (g) removing the effect of the Texas franchise tax settlement; and (h) removing the effect of the gain on the 2017 Asset Exchange Transaction.

The following table sets forth a reconciliation of net income to FFO and AFFO:

	Three Months Ended December 31,		Years Ended December 31,
(In thousands, unaudited)	2018	2017	2018	2017
Net income (loss)	$23,746	$(25,331)	$85,152	$17,053
Depreciation	12,181	12,210	47,813	51,207
FFO	35,927	(13,121)	132,965	68,260
Base rent adjustment (1)	(276)	(663)	(3,676)	(843)
Other income, net (2)	(3)	(367)	(1,117)	(718)
Tax Cuts and Jobs Act regulatory adjustment (3)	—	55,779	—	55,779
Transaction costs associated with pending sale of InfraREIT, Inc. (4)	6,251	—	8,866	—
2017 Asset Exchange Transaction costs (5)	—	767	151	4,676
Texas franchise tax professional services fee (6)	—	—	1,196	—
Texas franchise tax settlement (7)	—	—	(5,633)	—
Gain on 2017 Asset Exchange Transaction (8)	—	(257)	—	(257)
AFFO	$41,899	$42,138	$132,752	$126,897

(1)	See footnote (1) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(2)

Includes AFUDC on other funds of $0.4 million for the three months ended December 31, 2017 and $1.1 million and $0.7 million for the years ended December 31, 2018 and 2017, respectively.  There was no AFUDC on other funds recorded during the three months ended December 31, 2018.

(3)	See footnote (2) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(4)	See footnote (3) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(5)	See footnote (4) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(6)	See footnote (5) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(7)	See footnote (6) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS
(8)	See footnote (7) on Schedule 1 on Explanation and Reconciliation of Non-GAAP EPS

 For additional information, contact:

Brook Wootton
Vice President, Investor Relations
InfraREIT, Inc.
214-855-6748

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